As filed with the Securities and Exchange Commission on May 16, 2016

Registration No. 333-197767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Dividend Capital Diversified Property Fund Inc.
(Exact name of registrant as specified in charter)

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey L. Johnson
Chief Executive Officer
Dividend Capital Diversified Property Fund Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert H. Bergdolt, Esq.
Christopher R. Stambaugh, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-197767

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (No. 333-197767) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. Information Not Required in Prospectus

Item 36. Financial Statements and Exhibits

(b)	Exhibits. The following exhibit is filed as part of this Registration Statement:

Ex.	Description
99.1	Consent of Altus Group U.S., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 16, 2016.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

By:	/s/ JEFFREY L. JOHNSON
Jeffrey L. Johnson, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on May 16, 2016.

Signature	Title

*	Chairman of the Board and Director
Richard D. Kincaid

*	Director
John A. Blumberg

*	Director
Charles B. Duke

*	Director
Daniel J. Sullivan

*	Director
John P. Woodberry

/s/ JEFFREY L. JOHNSON	Chief Executive Officer (principal executive officer)
Jeffrey L. Johnson

/s/ M. KIRK SCOTT	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
M. Kirk Scott

*By: /s/ M. KIRK SCOTT	Attorney-in-Fact
M. Kirk Scott